Exhibit 3.3
State of Delaware
Secretary of State
Division of Corporations
Delivered 12:03 PM 10/02/2009
FILED 12:03 PM 10/02/2009
SVR 090904829 - 2403361 FILE

Certificate of Ownership
Merging TN-K Energy Group Inc.
into
Digital Lifestyles Group, Inc.

(Pursuant to Section 253 of the General Corporation Law of Delaware)

Digital Lifestyles Group, Inc. (the "Corporation"), a corporation incorporated on May 17, 1994, pursuant to the provisions of the General Corporation Law of the State of Delaware:

DOES HEREBY CERTIFY that the Corporation owns all of the outstanding shares of TN-K Energy Group Inc., a corporation incorporated on the 23rd day of September, 2009, pursuant to the provisions of the General Corporation Law of the State of Delaware (the "Subsidiary"), and that the Corporation, by a resolution of its Board of Directors duly adopted on the 30th day of September, 2009, determined to merge itself into the Subsidiary which resolution is in the following words to wit:

WHEREAS, this Corporation lawfully owns all of the outstanding shares of the Subsidiary, a corporation organized and existing under the laws of Delaware.

WHEREAS, the Board of Directors deems it to be in the best interests of this Corporation and its stockholders that the Subsidiary be merged with and into this Corporation as of close of business on October 19, 2009 (the "Effective Time").

WHEREAS, it is intended that the merger be considered a tax-free plan of liquidation of the Subsidiary pursuant to Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended.

WHEREAS, the Board of Directors deems it to be in the best interest of this Corporation and its stockholders that the Corporation's name be changed to TN-K Energy Group Inc., pursuant to the authority granted by Section 253 of the General Corporation Law of Delaware, as of the Effective Time.

NOW, THEREFORE, BE IT RESOLVED, that this Corporation shall merge with the Subsidiary and assume all of said Subsidiary's liabilities and obligations as of the Effective Time; and be it

FURTHER RESOLVED, that pursuant to the authority granted by Section 253 of the General Corporation Law of Delaware, the name of this Corporation is TN-K Energy Group Inc. as of the Effective Time; and be it

FURTHER RESOLVED, that the appropriate officers of this Corporation be and they hereby are directed to make, execute and acknowledge a Certificate of Ownership and Merger setting forth a copy of the resolutions to merge the Subsidiary into this Corporation and to assume the Subsidiary's liabilities and obligations on the Effective Time and to file the same in the office of the Secretary of State of Delaware; and be it

FURTHER RESOLVED, that the appropriate officers of this Corporation are hereby authorized to do any and all things and to take any and all actions, whether within or without the State of Delaware, including executing, delivering, acknowledging, filing, recording and sealing all documents, certificates, statements or other instruments, and the making of any expenditures, which they deem necessary or advisable in order to carry out the intent and purposes of these resolutions.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by an authorized officer this 30th day of September, 2009.

Digital Lifestyles Group, Inc.

By: /s/ Ken Page
Ken Page, President and Chief Executive Officer

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